Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-20803

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series D
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated June 12, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated May 21, 1997 (the "Prospectus Supplement"); to Prospectus, dated May 21, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior Floating Rate Notes Due July 3, 2000
                              (the "LIBOR Notes").
Aggregate
Principal Amount:             $50,000,000.00.

Issue Date:                   July 3, 1997.

Stated Maturity Date:         July 3, 2000.

Interest Rate Index:          Three Month LIBOR.

Spread:                       Plus 2.0 basis points.

Initial Interest Rate:        Three Month  LIBOR plus  0.020%, as determined on
                              the second Market Day preceding the Issue Date.

Interest Rate:                For each Interest Rate Reset Period, Three Month
                              LIBOR plus 0.020%, as determined on the second
                              Market Day preceding the related LIBOR
                              Determination Date, or in the case of the Initial


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                              Interest Rate, the second Market Day
                              preceding the Issue Date.

Interest Commencement Date:   July 3, 1997.

Interest Payment Dates:       Quarterly, on the 3rd of each January, April, July
                              and October, commencing October 3, 1997, and at Stated Maturity.

Interest Rate Reset Period:   Quarterly.

Interest Reset Dates:         The 3rd of each January, April, July and July.

LIBOR Interest
Determination Dates:          Pertaining to an Interest Reset Date, the second
                              Market Day preceding such related Interest Reset
                              Date.

Index Maturity:               Three Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The LIBOR Notes are not subject to redemption
                              prior to the Maturity Date.

Sinking Fund:                 The LIBOR Notes are not subject to any sinking
                              fund.

Exchange Listing:             The LIBOR Notes will not be listed on the
                              Luxembourg Stock Exchange.

Calculation Agent:            Citibank, N.A.

Agent:                        Citibank International PLC.

Commission:                   .020%.

Price to Public:              99.91%.


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